Exhibit 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                        OF ATLANTIC PHARMACEUTICAL, INC.

                     [as amended through September 25, 2003]

      I, the sole director, for purposes of restating the Certificate of Incorporation of Atlantic Pharmaceuticals, Inc., a Delaware corporation which has not received payment for any of its stock and which was originally incorporated on May 18, 1993 under this same name (the "Corporation"), hereby certificate as follows:

      1. This Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.

      2. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

      FIRST: The name of the corporation is Manhattan Pharmaceuticals, Inc.

      SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: A. The corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock authorized to be issued is 150,000,000, and each such share will have a par value of $0.001. The total number of shares of Preferred Stock authorized to be issued is 10,000,000, and each such share will have a par value of $0.001.

            B. Effective 12:01 a.m. on September 25, 2003 (the "Effective Time") every five (5) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined, without any action on the part of the holder thereof, into one (1) share of fully paid and nonassessable Common Stock of the Corporation ("New Common Stock"), subject to the treatment of fractional share interests described below.

            C. Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, until surrendered for exchange, each

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      outstanding Old Certificate shall be deemed for all purposes to represent
      (i) the whole number of shares of New Common Stock into which the Old Common Stock represented by such Old Certificate shall be combined, and
      (ii) the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

            D. No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the last reported per share sale price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Over-the-Counter Bulletin Board (or if such price is not available, then such other price as determined by the Board of Directors).

            E. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of amendment to be signed, verified and delivered in accordance with the General Corporation Law, to establish from time to time the number of shares to be included in such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series. Such designations, relative rights, preferences and limitations may include, but are not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them. In accordance with the authority hereby granted, the Board of Directors may increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as may otherwise be required by law or this Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock, or Common Stock.

      FIFTH: The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the same manner provided in, the Bylaws of the Corporation.

      SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

      SEVENTH: Election of directors at an annual or special meeting of stockholders need not be made by written ballot unless the Bylaws of the Corporation shall so provide.

      EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof on the application or any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of the trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or


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class of creditors, and/or of the stockholders or a class of stockholders of the
Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, the binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

      NINTH: The personal liability of directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph 7 of Subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.

      TENTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended and supplemented from time to time, indemnify all persons whom it may indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

      ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

      IN WITNESS WHEREOF, the undersigned being the sole member of the Board of Directors has duly executed this certificate in the name and on behalf of Atlantic Pharmaceuticals, Inc., and affirms that the statements made herein are true under the penalties of perjury, this 1st day of July, 1990.

                                        ATLANTIC PHARMACEUTICALS, INC.


                                        By: /s/ Lindsay A. Rosenwald
                                           -------------------------------------
                                            Name: Lindsay A. Rosenwald
                                           Title: Sole Director

[Including amendments filed on or about September 5, 1995, October 6, 1998, February 21, 2003 and September 22, 2003, all of which are reflected in the above Restated Certificate of Incorporation.]


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